Exhibit 23.7

Lanasera Pty Ltd

29 Ellen Street

Oxley QLD 4075

Australia

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Lanasera Pty Ltd (“Lanasera”), in connection with the Registration Statement on Form S-8 to be filed on or about the date hereof pertaining to the 2021 Incentive Equity Plan (including any amendments or supplements thereto, the “Registration Statement”), of TMC the metals company Inc. (the “Company”), consents to:

•	the incorporation by reference of the technical report summary titled “Technical Report Summary of Prefeasibility Study of NORI Area D, Clarion Clipperton Zone” with an effective date of August 4, 2025 (the “Technical Report Summary”), prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”) into the Registration Statement;

•	the use of, and references to, our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in the Technical Report Summary and the Registration Statement; and

•	the use of the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is incorporated by reference into the Registration Statement.

Lanasera is responsible for authoring, and this consent pertains to, Sections 1.12, 12.6, 19 and 22.12 of the Technical Report Summary.

Dated this September 2, 2025

/s/ Brett Roughan

Brett Roughan

Principal

Signature of Authorized Person for

Lanasera Pty Ltd, a Qualified Third-Party Firm